Exhibit 99.1

CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5600

GENERAL MARITIME CORPORATION ANNOUNCES
FIRST QUARTER 2008 FINANCIAL RESULTS

Declares Quarterly Dividend of $0.50 Per Share

Achieves Net Income of $12.9 Million

New York, New York, April 30, 2008 - General Maritime Corporation (NYSE: GMR) today reported its financial results for the three months ended March 31, 2008.

Financial Review:  2008 First Quarter

Excluding other expense, the Company recorded net income of $13.4 million or $0.46 basic and $0.45 diluted earnings per share for the three months ended March 31, 2008 compared to $19.3 million or $0.63 basic and $0.61 diluted earnings per share for the three months ended March 31, 2007. Other expense, which includes realized and unrealized gains and losses on freight, bunker and currency derivatives was $0.5 million for the quarter ended March 31, 2008 compared to a $2.7 million expense in the prior year period. Net income was $12.9 million or $0.45 basic and $0.43 diluted earnings per share for the three months ended March 31, 2008 compared to net income of $16.6 million, or $0.54 basic and $0.53 diluted earnings per share, for the three months ended March 31, 2007. The decrease in net income was principally the result of a rise in net interest expense compared with the prior year period. Net interest expense was higher due to increased borrowings to fund our $15.00 special dividend paid in March 2007. Net income in the quarter was also impacted by lower utilization due to additional off hire.

Peter C. Georgiopoulos, Chairman, Chief Executive Officer and President, commented, “We are pleased that General Maritime has commenced its eighth year as a public company by posting solid financial results and declaring its 13th consecutive quarterly dividend. Including the $0.50 quarterly dividend for the first quarter, we have now declared cumulative quarterly dividends of $25.28 per share in just over three years. The success that we experienced during the first quarter is directly related to our significant time charter coverage. With 67% time charter coverage, representing $175.8 million in contracted revenue for 2008, we are in a strong position to continue to provide sizeable dividends to shareholders under our $2.00 per share annual fixed dividend target. With a modern, double hull fleet, we are also in a strong position to continue to meet the exacting requirements of our leading customers.”

Net voyage revenue, which is gross voyage revenues minus voyage expenses unique to a specific voyage (including port, canal and fuel costs), increased 6.5% to $60.9 million for the three months ended March 31, 2008 compared to $57.2 million for the three months ended March 31, 2007.  EBITDA for the three months ended March 31, 2008 was $33.0 million compared to $29.1 million for the three months ended March 31, 2007 (please see below for a reconciliation of EBITDA to net income).  Net cash provided by operating activities was $14.2 million for the three months ended March 31, 2008 compared to $23.4 million for the prior year period. As of March 31, 2008 the Company’s net debt (calculated as total long term debt less cash) stood at $573.9 million.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet remained relatively flat at $34,918 per day for the three months ended March 31, 2008 compared to $35,072 for the prior year period. The Company’s average daily rates for vessels on spot charters decreased by 6.4% to $35,191 for the three months ended March 31, 2008 compared to $37,588 for the prior year period.

Total vessel operating expenses, which are direct vessel operating expenses and general and administrative expenses, increased by 4.8% to $26.8 million for the three months ended March 31, 2008 from $25.5 million for the three months ended March 31, 2007.  During the same periods, the average size of General Maritime’s fleet increased by 9.4% to 20.6 vessels from 18.8 vessels. Daily direct vessel operating expenses increased 15.6% to $8,049 for the quarter ended March 31, 2008 compared to $6,963 for the prior year period. These increases reflect higher crewing costs, lubricating oil costs, and maintenance and repair costs during 2008 compared to 2007. General and administrative costs decreased by 14.6% to $11.7 million for the quarter ended March 31, 2008 compared to $13.7 million for the prior year period. This decrease was attributable to decreased professional service fees paid offset by severance costs.

Summary Consolidated Financial and Other Data

The following table summarizes General Maritime Corporation’s selected consolidated financial and other data for the three months ended March 31, 2008 and 2007.  Attached to this press release is an Appendix, which contains additional financial, operational and other data for the three months ended March 31, 2008 and 2007.

	Three months ended
	March-08	March-07

INCOME STATEMENT DATA
(Dollars in thousands, except share data)
Voyage revenues	$ 73,592	$ 68,223
Voyage expenses	(12,625)	(10,950)
Net voyage revenues	60,967	57,273
Direct vessel expenses	15,076	11,802
General and administrative expenses	11,747	13,669
Depreciation and amortization	13,214	11,866
Gain on sale of vessel	613	-
Operating income	20,317	19,936
Net interest expense	6,883	593
Other expense	524	2,678
Net Income	$ 12,910	$ 16,665

Basic earnings per share	$ 0.45	$ 0.54

Diluted earnings per share	$ 0.43	$ 0.53

Weighted average shares outstanding, thousands	28,978	30,795
Diluted average shares outstanding, thousands	29,715	31,612

	March-08	December-07
BALANCE SHEET DATA, at end of period
(Dollars in thousands)
Cash	$ 61,131	$ 44,526
Current assets, including cash	108,095	82,494
Total assets	886,378	835,035
Current liabilities, including current portion of long-term debt	37,162	35,502
Current portion of long-term debt	-	-
Total long-term debt, including current portion	635,000	565,000
Shareholders' equity	207,205	228,657

	Three months ended
	March-08	March-07
OTHER FINANCIAL DATA
(dollars in thousands)
EBITDA (1)	$ 33,007	$ 29,124
Net cash provided by operating activities	14,183	23,413
Net cash provided (used) by investing activities	(35,356)	(36,008)
Net cash provided (used) by financing activities	37,516	(17,971)
Capital expenditures
Vessel sales (purchases) net, including construction in progress	(33,504)	(35,590)
Drydocking or capitalized survey or improvement costs	(4,253)	(2,191)
Weighted average long-term debt	586,648	99,000

FLEET DATA
Total number of vessels at end of period	21	19
Average number of vessels (2)	20.6	18.8
Total voyage days for fleet (3)	1,746	1,633
Total time charter days for fleet	1,262	1,005
Total spot market days for fleet	484	628
Total calendar days for fleet (4)	1,873	1,695
Fleet utilization (5)	93.2%	96.3%

AVERAGE DAILY RESULTS
Time Charter equivalent (6)	$ 34,918	$ 35,072
Direct vessel operating expenses per vessel (7)	8,049	6,963
EBITDA (8)	17,623	17,182

		Three months ended
		March-08	March-07
EBITDA Reconciliation
Net Income		$ 12,910	$ 16,665
+	Net interest expense	6,883	593
+	Depreciation and Amortization	13,214	11,866
EBITDA		33,007	29,124

	EBITDA (1)

(1) EBITDA represents net income plus net interest expense and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Management of the Company uses EBITDA as a performance measure in consolidating monthly internal financial statements and is presented for review at our board meetings. The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often brings significant cost of financing. EBITDA is not an item recognized by GAAP, and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by GAAP. The definition of EBITDA used here may not be comparable to that used by other companies.

(2) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

(3) Voyage days for fleet are the total days our vessels were in our possession for the relevant period net of off hire days associated with major repairs, drydockings or special or intermediate surveys.

(4) Calendar days are the total days the vessels were in our possession for the relevant period including off hire days associated with major repairs, drydockings or special or intermediate surveys.
(5) Fleet utilization is the percentage of time that our vessels were available for revenue generating voyage days, and is determined by dividing voyage days by calendar days for the relevant period.
(6) Time Charter Equivalent, or TCE, is a measure of the average daily revenue performance of a vessel on a per voyage basis. Our method of calculating TCE is consistent with industry standards and is determined by dividing net voyage revenue by voyage days.

(7) Daily direct vessel operating expenses, is calculated by dividing DVOE, which includes crew costs, provisions, deck and engine stores, lubricating oil, insurance and maintenance and repairs, by calendar days for the relevant time period.

(8) Daily EBITDA is total EBITDA divided by total vessel calendar days.

General Maritime Corporation’s Fleet

As of April 30, 2008, General Maritime Corporation’s fleet was comprised of 21 wholly owned tankers, consisting of 10 Aframax and 11 Suezmax tankers, with a total carrying capacity of approximately 2.7 million deadweight tons, or dwt.  The average age of the Company’s fleet by dwt was 8.7 years as of March 31, 2008 and 2007 respectively.  The average age of the Company’s Aframax tankers was 12.6 years and the average age of the Company’s Suezmax tankers was 6.4 years.

Currently, 7 of General Maritime Corporation’s Aframax tankers and 1 of its Suezmax tankers are operating on the spot market. 62% of the Company’s fleet, consisting of 3 Aframax tankers, and 10 Suezmax tankers are currently under time charter contracts, compared to 68% of the fleet under time charter contracts as of  March 31, 2007.  The table below outlines which vessels are on time charter at what rate and when the contracts are set to expire.

Vessel	Vessel Type	Expiration Date	Daily Rate (1)
Genmar Hope	Suezmax	August 13, 2009	$ 36,500
Genmar Spyridon	Suezmax	October 12, 2009	$ 38,500
Genmar Princess	Aframax	October 24, 2009	$ 27,750
Genmar Phoenix	Suezmax	November 1, 2009	$ 38,500
Genmar Ajax (2)	Aframax	December 1, 2009	$ 29,500
Genmar Defiance	Aframax	December 25, 2009	$ 29,500
Genmar Argus	Suezmax	January 6, 2010	$ 38,500
Genmar Horn	Suezmax	January 23, 2010	$ 38,500
Genmar Orion	Suezmax	June 1, 2010	$ 38,000
Genmar Harriet G.	Suezmax	June 1, 2010	$ 38,000
Genmar Kara G.	Suezmax	June 1, 2010	$ 38,000
Genmar George T	Suezmax	August 30, 2010	$ 39,000
Genmar St. Nikolas	Suezmax	February 15, 2011	$ 39,000

(1) Before brokers' commissions.
(2) Rate is reduced to $25,000 per day on 12/1/08.

The Company’s primary area of operation is the Atlantic basin.  The Company also currently has vessels employed in the Black Sea and Far East to take advantage of market opportunities and to position vessels in anticipation of drydockings.

Q1 2008 Dividend Announcement

On April 28, 2008 the Company’s Board of Directors declared a Q1 2008 quarterly dividend of $0.50 per share payable on or about May 30, 2008 to shareholders of record as of May 16, 2008. Under the Company’s dividend policy, the Company intends to declare quarterly dividends with a target amount of $0.50 per share.  The declaration of dividends and their amount, if any, will depend upon the results of the Company and the determination of the Board of Directors.

Share Repurchase

During the first quarter of 2008 the Company bought back 711,300 shares at an average price of $23.03 per share and as of March 31, 2008 has 31,316,601 shares of its common stock outstanding.

$900 Million Credit Facility Amendment

On March 28, 2008, the Company entered into an agreement to amend its existing credit facility, as amended (the “Credit Facility”), dated as of October 26, 2005, with a syndicate of commercial lenders and Nordea Bank Finland PLC as Administrative Agent and Collateral Agent.

The amendment to the Credit Facility increases the maximum aggregate amount that the Company may expend to pay additional dividends, including stock buy-backs, to the sum of

$150,000,000 plus 50% of the Company’s cumulative net excess cash flow after February 16, 2007.

Additionally, the Credit Agreement, as amended, authorizes the Company to make investments in entities that are not subsidiaries, provided that (a) no default or event of default has occurred and is continuing or would result following such investment and (b) such investments shall only be made in entities engaged in (x) the businesses that the Company and its subsidiaries are permitted to conduct pursuant to the Credit Facility and (y) other maritime related businesses reasonably satisfactory to the Administrative Agent.

All other material terms of the Credit Facility remain unchanged.

Mr. Georgiopoulos concluded, “Complementing our approach of distributing sizeable and consistent dividends to shareholders, we remain focused on seeking additional opportunities to create shareholder value. In accomplishing this important objective, we will seek to continue to consolidate the industry when a set of stringent financials are met. With current liquidity of $300 million, we believe we have sufficient equity to purchase vessels of approximately $1 billion in market value. We will also continue to look for opportunities to further implement our share repurchase program when we believe our stock is undervalued.”

About General Maritime Corporation

General Maritime Corporation is a provider of international seaborne crude oil transportation services principally within the Atlantic basin which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. We also currently operate tankers in other regions including the Black Sea and Far East.  General Maritime Corporation currently owns and operates a fleet of 21 tankers – ten Aframax, and eleven Suezmax tankers with a carrying capacity of approximately 2.7 million dwt.

Conference Call Announcement

General Maritime Corporation announced that it will hold a conference call on Thursday, May 1, 2008 at 10:00 a.m. Eastern Daylight Savings Time to discuss its 2008 first quarter financial results.  To access the conference call, dial (785) 830-7975 and enter the passcode 3023400.  A replay of the conference call can also be accessed until May 15, 2008 by dialing (888) 203-1112 for U.S. callers and (719) 457-0820 for international callers, and entering the passcode 3023400.  The conference call will also be simultaneously webcast and will be available on the Company’s website, www.GeneralMaritimeCorp.com. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Included among the factors that, in the Company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: changes in demand; a material decline in rates in the tanker market; changes in production of or demand for oil and petroleum products, generally or in particular regions; greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; actions taken by regulatory authorities; changes in trading patterns significantly impacting overall tanker tonnage requirements; changes in the typical seasonal variations in tanker charter rates; changes in the cost of other modes of oil transportation; changes in oil transportation technology; increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; changes in general domestic and international political conditions; changes in the condition of the Company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs); changes in the itineraries of the Company’s vessels; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2007 and its subsequent reports on Form 8-K. The Company’s ability to pay dividends in any period will depend upon factors including applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of the Company’s financial performance.  The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary from the amounts currently estimated. Share repurchases may be made from time to time for cash in open market transactions at prevailing market prices or in privately negotiated transactions. The timing and amount of purchases under the Company’s share repurchase program will be determined by management based upon market conditions and other factors. Purchases may be made pursuant to a program adopted under Rule 10b5-1 under the Securities Exchange Act. The program does not require the Company to purchase any specific number or amount of shares and may be suspended or reinstated at any time in the Company's discretion and without notice. Repurchases will be subject to the restrictions under the Company's existing credit facility.

                THE THREE MONTHS ENDED

	Aframax Fleet March-08 March-07			Suezmax Fleet March-08 March-07			Total Fleet March-08 March-07
	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount	Amount

Net Voyage Revenues	-15.9%	25,706	30,583	32.1%	35,261	26,689	6.5%	60,967	57,272
$ 1,000's		42%	53%		58%	47%

Average Daily TCE	-5.3%	32,705	34,518	2.8%	36,730	35,729	-0.4%	34,918	35,072

Time Charter Revenues	-31.9%	11,585	17,013	94.3%	32,367	16,654	30.5%	43,952	33,667
$ 1,000's		26%	51%		74%	49%

Spot Charter Revenues	4.1%	14,121	13,570	-71.2%	2,894	10,035	-27.9%	17,015	23,605
$ 1,000's		83%	57%		17%	43%

Calendar Days	1.1%	910	900	21.1%	963	795	10.5%	1,873	1,695
		49%	53%		51%	47%

Vessel Operating Days	-11.3%	786	886	28.5%	960	747	6.9%	1,746	1,633
		45%	54%		55%	46%

Capacity Utilization	-12.3%	86.4%	98.4%	6.1%	99.7%	94.0%	-3.2%	93.2%	96.3%

# Days Vessels on Time Charter	-29.2%	393	555	93.1%	869	450	25.6%	1,262	1,005
		31%	55%		69%	45%

# Days Vessels on Spot Charter	18.7%	393	331	-69.4%	91	297	-22.9%	484	628
		81%	53%		19%	47%

Average Daily Time Charter Rate	-3.8%	29,478	30,655	0.6%	37,246	37,010	4.0%	34,827	33,500

Average Daily Spot Charter Rate	-12.4%	35,932	40,996	-5.9%	31,802	33,789	-6.4%	35,191	37,588

Daily Direct Vessel Expenses	20.3%	8,383	6,971	11.2%	7,734	6,953	15.6%	8,049	6,963
(per Vessel)

Average Age of Fleet at End of Period (Years)		12.6	11.6		6.4	6.7		8.7	8.7

# Vessels at End of Period	0.0%	10.0	10.0	22.2%	11.0	9.0	10.5%	21.0	19.0
		48%	53%		52%	47%

Average Number of Vessels	0.0%	10.0	10.0	20.0%	10.6	8.8	9.4%	20.6	18.8
		49%	53%		51%	47%

DWT at End of Period	0.0%	995	995	9.5%	1,688	1,542	5.8%	2,683	2,537
1,000's		37%	39%		63%	61%